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                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE

RESTORATION HARDWARE REPORTS STRONG FOURTH QUARTER AND NEW LONG-TERM FINANCING

COMPANY ALSO ANNOUNCES GARY FRIEDMAN AS NEW CEO; TWO NEW MEMBERS TO BOARD OF DIRECTORS

CORTE MADERA, Calif., March 21 /PRNewswire/ -- Restoration Hardware, Inc. (Nasdaq: RSTO) today reported net income of $9.7 million, or $.56 per diluted share, for its fourth quarter ended Feb. 3, 2001, more than double net income of $3.9 million, or $.23 per diluted share, for the same period a year ago. The company also announced that it has negotiated an amended credit facility with its banking group and has signed an agreement for a $15 million private placement of convertible preferred stock, which together will improve the company's financial flexibility. (Photo: http://www.newscom.com/cgi-bin/prnh/19990902/RSTOLOGO) In a separate release today, the company also announced that it has named Gary Friedman, former President and COO of Williams-Sonoma Inc., as its new Chief Executive Officer. Company founder Stephen Gordon remains as Chairman of the Board of Directors. "Earnings for the fourth quarter were significantly better than anticipated, and helped Restoration Hardware post a modest operating profit for the full year versus an operating loss in 1999," said Stephen Gordon, Chairman. "The strong quarterly performance was driven by solid execution of the strategies we outlined last year, namely to better manage inventory through our bi-coastal distribution system and to increase average transaction value through a more compelling offering with higher price points. We achieved a 24% increase in net sales for the quarter, driven by a 5.7% increase in comparable store sales and the addition of 13 new stores during the year. Almost as important as the growth, we improved gross margins, ended the year with less overall inventory than at the same time last year and trimmed average inventory per store by more than 15%.

"On top of this strong performance, we now have an agreement in place for an infusion of new capital and an amended credit facility with less restrictive covenants. Finally, with the addition of Gary Friedman as CEO, we have a leader and a new partner for me, who is capable of taking maximum advantage of these new, positive developments."

New Financing

The company has signed an agreement to raise $15 million through a private placement of convertible preferred stock with an investor group led by Palladin Capital Group and Reservoir Capital. In addition, the company announced that it has arranged an amended credit facility with its banking group, providing improved terms that will improve the company's ability to grow and manage the business.

Mark Schwartz of Palladin Capital and Glenn Krevlin of Glenhill Capital will join the company's board of directors. Gary Friedman also will join the board. Tom Christopher, former President and COO, has resigned from the board. As the board had two vacant seats, the authorized board size remains at nine.

Palladin is a New York merchant banking firm that invests in merchandising, consumer product, distribution, information service, pharmaceutical, medical product and other industries with which its principals have expertise. Recent Palladin transactions in the retail sector include


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initiating and managing the acquisition and restructuring of Nine West Group,
Inc. by Jones Apparel Group, Inc. and co-leading an investment in MarketMax, Inc., a leading provider of collaborative planning and optimization software for retailers and suppliers.

Strong Fourth Quarter, Operating Profit for Full Year

As previously announced, net sales for the 14 weeks ended February 3, 2001 increased 24.2% to $146.6 million, as compared to $118.0 million for the 13 weeks ended January 29, 2000. Gross margin expressed as a percentage of net sales was 38.6%, an increase of 170 basis points from the prior year's fourth quarter rate of 36.9%. Merchandise margin gains from improvements in the sourcing of inventory were partially offset by higher occupancy costs.

Selling, general and administrative expenses were $37.8 million or 25.8% of net sales. This is an improvement of approximately 370 basis points from the prior year's rate of 29.5%. This improvement is primarily attributable to the combination of improved cost control throughout the organization and the strong sales performance in the fourth quarter. At the end of the period, 93 stores were included in the comparable store sales base versus 62 stores at the end of the same period a year ago.

For the full year, the company reported an operating profit of $900,000, compared with an operating loss of $3.4 million in 1999. This was offset by higher interest expense, which resulted in a net loss of $3.1 million, or $.18 per diluted share, compared with a net loss of $3.0 million, or $.18 per diluted share a year ago.

Net sales for the year were $369.5 million, an increase of 23.6% from sales of $298.9 million in the prior year. Net sales include shipping fees of $5.7 million in fiscal 2000 and $4.0 million in fiscal 1999. Comparable store net sales for the year decreased 1.0% compared with the same period a year ago. At the end of the period, 93 stores were included in the comparable store sales base versus 62 stores at the end of the same period of fiscal 1999.

Gross margin expressed as a percentage of net sales was flat to last year at 30.7%. Merchandise margin improvements were offset by higher occupancy costs. Selling, general and administrative expenses were $111.6 million or 30.2% of net sales. This is an improvement of 80 basis points compared to the prior year's rate.

During the fourth quarter, the Company opened one store in West Palm Beach, Florida. As of February 3, 2001, the Company operated 106 retail stores in 31 states, the District of Columbia and in Canada. Subsequent to the close of the quarter, the company opened its 107th store at Valley Fair in San Jose, Calif.

Near Term Outlook

Stephen Gordon said, "Like most retailers, we are feeling the impact of the current economic softness. During February and March, we are seeing negative double-digit comparable store sales. We are enthused with our Spring assortment, which debuts this week, and are also optimistic about our ability to drive traffic through expanded catalog mailings into the retail trade area. That being said, we currently are budgeting comparable store sales in the negative 15-18% range for the quarter."

Conference Call Rescheduled for 9:00 a.m. PST on March 22

To accommodate additional interest anticipated as a result of this announcement, the company's quarterly conference call scheduled for Wednesday, March 21 has been rescheduled for Thursday morning, March 22, at 9:00 a.m. Pacific Time. A webcast of the call is available at www.videonewswire.com

About Restoration Hardware


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Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to our plans to open additional stores, the results of strategic initiatives, the anticipated performance of new stores, the impact of competition and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or our achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which we operate, competition for and the availability of sites for new stores, changes in our management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q including those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Quarterly Results of Operations and Seasonality" and "Liquidity and Capital Resources" and in "Business" under the captions "Business Strategy," "Competition" and "Government Regulation." The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release

       -      Restoration Hardware, Inc.

       -      STATEMENTS OF CONSOLIDATED OPERATIONS

       -      (in thousands except per share and store data)


                                         14 weeks ended                13 weeks ended
                                     2/3/01       % of Sales      1/29/00       % of Sales
Net sales                           $146,613        100.0%        $117,951        100.0%
Cost of sales and occupancy           89,959         61.4%          74,468         63.1%
 Gross profit                         56,654         38.6%          43,483         36.9%
Selling, general and
 administrative                       37,814         25.8%          34,840         29.5%
Preopening store expenses                110          0.0%             811          0.8%
 Income from operations               18,730         12.8%           7,832          6.6%
Interest expense                       1,880         -1.3%             703         -0.6%
 Income before income taxes           16,850         11.5%           7,129          6.0%
Provision for income taxes             7,105          4.9%           3,188          2.7%
 Net income                         $  9,745          6.6%        $  3,941          3.3%
Stores open at end of period             106           N.M              93           N.M
Total selling square footage         701,628                       614,343
Earnings per share:
 Basic                              $   0.57                      $   0.23
 Diluted                            $   0.56                      $   0.23
Weighted average shares:
 Basic                                17,096                        16,886
 Diluted                              17,273                        17,373


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Restoration Hardware, Inc.
STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share and store data)

                                             53 weeks ended                   52 weeks ended
                                       2/3/01         % of Sales        1/29/00        % of Sales
Net sales                             $ 369,462         100.0%         $ 298,902         100.0%
Cost of sales and occupancy             255,923          69.3%           207,225          69.3%
 Gross profit                           113,539          30.7%            91,677          30.7%
Selling, general and
 administrative                         111,632          30.2%            92,628          31.0%
Preopening store expenses                 1,015           0.3%             2,403           0.8%
 Income (loss) from operations              892           0.2%            (3,354)         -1.1%
Interest expense                          5,804          -1.5%             1,419          -0.5%
 Loss before income taxes                (4,912)         -1.3%            (4,773)         -1.6%
Income tax benefit                        1,821          -0.5%             1,733          -0.6%
 Net loss                             $  (3,091)         -0.8%         $  (3,040)         -1.0%
Stores open at end of period                106            N.M                93            N.M
Total selling square footage            701,628                          614,343
Loss per share:
 Basic and diluted                    $   (0.18)                       $   (0.18)
Weighted average shares:
 Basic                                   17,042                           16,697
 Diluted                                 17,042                           16,697


Restoration Hardware, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                    February 3,    January 29,
                                                       2001           2000
Current assets:
 Cash and cash equivalents                           $  2,610      $  4,627
 Accounts receivable                                    8,069         6,551
 Merchandise inventories                               81,123        85,902
 Prepaid expense and other                              7,954         6,962
  Total current assets                                 99,756       104,042
 Property and equipment, net                          117,186       108,706
 Goodwill                                               4,776         4,910
 Other assets                                           7,217         4,057
  Total assets                                       $228,935      $221,715

Current liabilities:
 Accounts payable and accrued expenses               $ 43,321      $ 45,375
 Revolving line of credit and
  other short term debt                                 5,730             2
 Current portion of deferred lease incentives           4,575         3,777
 Other current liabilities                              8,494         6,515
  Total current liabilities                            62,120        55,669
 Long-term debt and other liabilities                     562           344
 Line of credit, net of deferred
  financing costs                                      33,128        36,801
 Long-term portion of deferred lease incentives        41,944        37,950
 Deferred rent                                         10,787         8,069


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
  Total liabilities                                     148,541         138,833
Stockholders' equity
 Common stock                                            94,884          94,318
 Warrants issued in connection with amendment of
  Credit line                                                50               0
 Foreign Exchange Gain/Loss                                  (3)             22
 Retained earnings (deficit)                            (14,537)        (11,458)
 Total stockholders' equity                              80,394          82,882
 Total liabilities and stockholders' equity           $ 228,935       $ 221,715